As filed with the Securities and Exchange Commission on August 1, 2025

Registration No. 333-282162

Registration No. 333-261708

Registration No. 333-228879

Registration No. 333-208870

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION STATEMENT NO. 333-282162

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-261708

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-228879

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-208870

UNDER THE SECURITIES ACT OF 1933

SAGE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-4486580
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Cambridge Parkway

Cambridge, Massachusetts 02142

(617) 299-8380

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Jack A. Khattar

President and Treasurer

Sage Therapeutics, Inc.

9715 Key West Avenue

Rockville, MD 20850

(301) 838-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark I. Gruhin, Esq.

George A. Naya, Esq.

Saul Ewing LLP

1919 Pennsylvania Avenue NW, Suite 550

Washington, DC 20006

(202) 333-8800

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”), previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is being filed by Sage Therapeutics, Inc., a Delaware corporation (“Sage”), to remove and withdraw from registration all securities registered pursuant to the Registration Statements that remain unissued and unsold:

•	Registration Statement on Form S-3 (File No. 333-282162), originally filed with the SEC on September 17, 2024, registering issuance and sale by Sage of up to $250,000,000 in aggregate offering price of Sage’s common stock, par value $0.0001 per share (“Common Stock”) for issuance and sale from time to time under a sales agreement with TD Securities (USA) LLC; as amended with the Post-Effective Amendment No. 1, filed with the SEC on February 11, 2025 to disclose that Sage no longer qualified as a well-known seasoned issuer (as such term is defined in Rule 405 under the Securities Act) upon the filing by Sage with the SEC on February 11, 2025 of its Annual Report on Form 10-K for the year ended December 31, 2024; as further amended with the Post-Effective Amendment No. 2, filed with the SEC on February 11, 2025 to convert the Registration Statement to the proper EDGAR submission type for a non-automatic shelf registration and to register for issuance and sale of an indeterminate number of securities of up to $400,000,000 in aggregate offering price, including shares of Common Stock of up to $250,000,000 in aggregate offering price previously registered on September 17, 2024 that may be issued and sold under an amended and restated sales agreement with TD Securities (USA) LLC, and any additional securities that may be offered or issued pursuant to Rule 416 under the Securities Act of 1933.

•	Registration Statement on Form S-3 (File No. 333-261708), originally filed with the SEC on December 17, 2021, registering the issuance and sale by Sage of an indeterminate amount of securities as may from time to time be offered thereunder at indeterminate prices, including Sage’s Common Stock, preferred stock, debt securities, warrants and units, by Sage and for resale by certain shareholders at prices and on terms determined at the time of offering.

•	Registration Statement on Form S-3 (File No. 333-228879), originally filed with the SEC on December 18, 2018, registering the issuance and sale by Sage of an indeterminate amount of securities as may from time to time be offered thereunder at indeterminate prices, including Sage’s Common Stock, preferred stock, debt securities, warrants and units, by Sage and for resale by certain shareholders at prices and on terms determined at the time of offering.

•	Registration Statement on Form S-3 (File No. 333-208870), originally filed with the SEC on January 5, 2016, registering the issuance and sale by Sage of an indeterminate amount of securities as may from time to time be offered thereunder at indeterminate prices, including Sage’s Common Stock, preferred stock, debt securities, warrants and units, by Sage and for resale by certain shareholders at prices and on terms determined at the time of offering.

On July 31, 2025, pursuant to that certain Agreement and Plan of Merger, dated as of June 13, 2025, by and among Sage, Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”), and Saphire, Inc., a Delaware corporation and wholly owned subsidiary of Supernus (“Purchaser”), Purchaser merged with and into Sage (the “Merger”), with Sage surviving the Merger as a wholly owned subsidiary of Supernus.

As a result of the Merger, Sage has terminated all offerings of Sage’s securities. In accordance with undertakings made by Sage in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or not yet issued at the termination of the offering, Sage hereby removes from registration all such securities of Sage registered pursuant to the Registration Statements that remain unsold or not yet issued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Sage certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on August 1, 2025.

SAGE THERAPEUTICS, INC.

By:	/s/ Jack A. Khattar
Name:	Jack A. Khattar
Title:	President and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.